Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139661 of Spectra Energy Corp on Form S-8 of our report relating to the financial statements and supplemental schedules of the Spectra Energy Retirement Savings Plan dated June 15, 2011, appearing in this Annual Report on Form 11-K for the year ended December 31, 2010.

/s/ McConnell & Jones LLP

Houston, Texas

June 15, 2011